EXHIBIT 99.1

UNITED TECHNOLOGIES CORPORATION NAMES NEW PRATT & WHITNEY PRESIDENT: PAUL ADAMS TO SUCCEED DAVID HESS

HARTFORD, Conn., Sept. 3, 2013 -- United Technologies Corp. (NYSE: UTX) announced today that Paul R. Adams, currently chief operating officer of Pratt & Whitney, will succeed David P. Hess as president of Pratt & Whitney on Jan. 1, 2014, when Hess retires. Adams will report to UTC Propulsion & Aerospace Systems President & Chief Executive Officer Alain M. Bellemare.
"I am pleased to announce these important leadership changes," Bellemare said. "We will focus on a successful transition through year end."
Adams, age 52, joined UTC in 1999, and brings more than 30 years of engineering and leadership expertise. The positions he held over the past decade at Pratt & Whitney, most recently as senior vice president, Operations & Engineering and chief operating officer at Pratt & Whitney, have prepared him well to serve as president.
"Under Paul's leadership, Pratt & Whitney will sustain its strong momentum in technology development, ensure operational excellence in support of its production ramp up and continue to deliver superior value to customers," said Bellemare. "He is very well qualified to lead Pratt & Whitney at this important juncture."
Hess, age 58, is retiring after 34 years at UTC. He joined UTC through Hamilton Sundstrand in 1979, and was appointed president, Hamilton Sundstrand in 2005, followed by his appointment as president, Pratt & Whitney in 2009.
"During his tenure, Hamilton Sundstrand became the largest systems supplier on Boeing's 787," said Bellemare. "Under his leadership, Pratt & Whitney achieved its sole-source position on the F-35 fighter aircraft, acquired a majority share in International Aero Engines and won five applications for the new PurePower® Geared Turbofan™ engine."
Pratt & Whitney is a world leader in the design, manufacture and service of aircraft engines, auxiliary and ground power units and small turbojet propulsion products. United Technologies Corp., based in Hartford, Connecticut, is a diversified company providing high technology products and services to the building and aerospace industries. To learn more about UTC, visit the website or follow the company on Twitter: @UTC.